EXHIBIT 99.1

Joint Filer Information

Morgan Stanley & Co. Incorporated (“MS&Co”) has designated Morgan Stanley (“MS”) as the “Designated Filer” for the purposes of the attached Form 4.

Issuer and Ticker Symbol: Viatel Holding (Bermuda) Limited (VTLAF)

Date of Event Requiring Statement: 4/23/2004

Signature:	/s/ Dennine Bullard

By: Dennine Bullard , as
authorized signatory for MS

Signature:	/s/ Dennine Bullard

By: Dennine Bullard,
authorized signatory of MS&Co.